EXHIBIT 5


                     MUNGER, TOLLES & OLSON
      A Law Partnership Including Professional Corporations
                     355 South Grand Avenue
                       Thirty-Fifth Floor
               Los Angeles, California  90071-1560
                    Telephone (213) 683-9100
                        Telex 6502019297
                    Facsimile (213) 687-3702



                          July 27, 1994





Gottschalks Inc.
7 River Park Place
Fresno, California  93729

          Re: Registration Statement on Form S-8 relating to the Gottschalks Inc. 1994 Key Employee
               Incentive Stock Option Plan

Ladies and Gentlemen:

          We have acted as counsel to Gottschalks Inc., a Delaware corporation (the "Company"), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 500,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock") to be issued upon the exercise of options granted pursuant to the Gottschalks Inc. 1994 Key Employee Incentive Stock Option Plan (the "Plan").

          For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary, including the examination of resolutions adopted by the Board of Directors of the Company.

          This Opinion Letter is governed by, and is to be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith.

          This Opinion Letter is also governed by, and is to be interpreted in accordance with, the "California Provisions" and the "California Generic Exception" as defined in the Business Law Section of the State Bar of California Report on the Third-Party Legal Opinion Report of the ABA Section of Business Law (dated May 1992), and is therefore subject to a number of additional qualifications, exceptions, and understandings, all as more particularly described in the California Provisions and the California Generic Exception, and this Opinion Letter should be read in conjunction therewith as well.

          The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the State of California.

          On the basis of and subject to the foregoing, we are of the opinion that, when the shares of Common Stock are issued and delivered in the manner provided for by the Plan against payment of the exercise price therefor by the option holder, such shares of Common Stock will be legally issued, fully paid and nonassessable.

          We hereby consent to the inclusion of this opinion in the Registration Statement and to our being named as having prepared it.

Very truly yours,


/s/ MUNGER, TOLLES & OLSON